Exhibit 99.1

For Additional Information:

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2023

Returned Nearly $120 Million to Common Stockholders in 2023 Through Dividends and Share Repurchases

ALISO VIEJO, CA – February 23, 2024 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Operational Results (as compared to Fourth Quarter 2022):

●	Net Income: Net income was $127.0 million as compared to $17.5 million. Excluding the gain on the hotel sold during the quarter, fourth quarter 2023 net income would have been $3.2 million.
●	Comparable RevPAR: Comparable RevPAR decreased 2.2% to $206.58. The average daily rate was $318.80 and occupancy was 64.8%. RevPAR at the Company’s urban and convention hotels increased 3.5%.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest decreased 20.5% to $54.6 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 26.9% to $0.19.

Full Year 2023 Operational Results (as compared to Full Year 2022):

●	Net Income: Net income was $206.7 million as compared to $90.8 million. Excluding the gain on the one hotel sold during 2023 and the three hotels sold in 2022, net income in 2023 would have been $82.9 million as compared to $67.8 million in 2022.
●	Comparable RevPAR: Comparable RevPAR increased 5.6% to $226.56. The average daily rate was $324.58 and occupancy was 69.8%. RevPAR at the Company’s urban and convention hotels increased 15.6%.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest increased 12.7% to $263.4 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share increased 9.2% to $0.95.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

Bryan A. Giglia, Chief Executive Officer, stated, “We are pleased with our fourth quarter performance as RevPAR growth, EBITDA and FFO all exceeded the high-end of our guidance ranges. Our convention and urban hotels once again led the portfolio, generating an impressive 16% RevPAR growth for the year driven by continued strength in group and business transient demand.”

Mr. Giglia continued, “During 2023, we successfully executed our strategy of recycling capital, investing in our portfolio, and returning capital to shareholders. Consistent with our investment lifecycle approach, we sold Boston Park Plaza at a strong valuation and are working to recycle those proceeds into new opportunities that we expect will drive long-term accretion in NAV per share. Additionally, we are creating future growth by investing in our portfolio, benefiting from the recently completed conversion of The Westin Washington, DC Downtown, and paving the way for the next layer of growth with the repositioning of the Andaz Miami Beach and Marriott Long Beach Downtown. Our strong earnings growth and ample liquidity allowed us to increase our dividend and repurchase our common stock at a discount to NAV, returning nearly $120 million to shareholders during the year. We believe that our active capital recycling, investment in our portfolio to drive future growth, and meaningful return of capital will position Sunstone for further success in 2024.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts)

	Quarter Ended December 31,				Year Ended December 31,
	2023	2022	Change		2023	2022	Change

Net Income	$127.0	$17.5	627.2%		$206.7	$90.8	127.7%
Income Attributable to Common Stockholders per Diluted Share	$0.60	$0.07	757.1%		$0.93	$0.34	173.5%

Comparable Operating Statistics (1)
RevPAR	$206.58	$211.32	(2.2)%		$226.56	$214.49	5.6%
Occupancy	64.8%	65.3%	(50)	bps	69.8%	65.4%	440	bps
Average Daily Rate	$318.80	$323.62	(1.5)%		$324.58	$327.97	(1.0)%

Comparable Operating Statistics, excluding The Confidante Miami Beach
RevPAR	$211.18	$212.06	(0.4)%		$229.71	$214.43	7.1%
Occupancy	65.4%	65.1%	30	bps	70.3%	65.1%	520	bps
Average Daily Rate	$322.91	$325.75	(0.9)%		$326.76	$329.39	(0.8)%

Comparable Adjusted EBITDAre Margin, excluding The Confidante Miami Beach	24.6%	26.2%	(160)	bps	27.9%	28.7%	(80)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$54.6	$68.8	(20.5)%		$263.4	$233.8	12.7%
Adjusted FFO Attributable to Common Stockholders	$39.0	$53.7	(27.5)%		$196.5	$184.6	6.4%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.19	$0.26	(26.9)%		$0.95	$0.87	9.2%
(1)	Comparable operating statistics presented in this release include all 14 hotels owned by the Company at December 31, 2023, and include both prior ownership results and the Company’s ownership results for The Confidante Miami Beach, acquired by the Company in June 2022.

The Company’s actual results for the quarter ended December 31, 2023 compare to its guidance previously provided as follows:

Metric ($ in millions, except per share data)	Quarter Ended December 31, 2023 Guidance (1)	Quarter Ended December 31, 2023 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income	$125 to $130	$127	- $1
Total Portfolio RevPAR Growth (2)	- 3.0% to - 6.0%	-2.2%	+ 230 bps
Total Portfolio RevPAR Growth, excluding The Confidante Miami Beach (2)	- 0.5% to - 3.5%	-0.4%	+ 160 bps
Adjusted EBITDAre	$48 to $53	$55	$4
Adjusted FFO Attributable to Common Stockholders	$30 to $35	$39	$7
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.14 to $0.17	$0.19	$0.03
Diluted Weighted Average Shares Outstanding	205,500,000	204,225,000	- 1,275,000
(1)	Represents guidance presented on November 7, 2023.
(2)	RevPAR Growth reflects comparison to the fourth quarter of 2022.

2023 Highlights

New Unsecured Term Loan and Hilton San Diego Bayfront Mortgage Repayment: In the second quarter 2023, the Company entered into a new $225.0 million term loan agreement and used substantially all of the proceeds to repay the $220.0 million loan secured by the Hilton San Diego Bayfront. The $225.0 million term loan has an initial term of two years with one 12-month extension, which would result in an extended maturity of May 2026. Following the repayment of the loan secured by the Hilton San Diego Bayfront, all but one of the Company’s 14 hotels are unencumbered, and the Company has no debt maturities until December 2024.

Boston Park Plaza Disposition: In the fourth quarter 2023, the Company sold the 1,060-room Boston Park Plaza for a contractual gross sale price of $370.0 million, or approximately $350,000 per key, and recorded a gain on the sale of $123.8 million. The Company acquired the hotel in 2013 and successfully executed a business plan to reinvigorate the well-located historic hotel, which resulted in substantial earnings growth over the Company’s ownership period. The Company is evaluating opportunities to redeploy a portion of the proceeds from the sale into new acquisition opportunities that meet its reinvestment criteria.

The Westin Washington, DC Downtown: In the fourth quarter 2023, the Company converted its Renaissance Washington DC to The Westin Washington, DC Downtown, following a comprehensive renovation. The repositioned hotel is expected to attract additional occupancy and garner higher rates which will increase the earnings potential and value of the hotel.

Andaz Miami Beach Conversion: In the fourth quarter 2023, the Company began the transformation of The Confidante Miami Beach to Andaz Miami Beach. The renovation will encompass all aspects of the property and will meaningfully enhance the earnings potential of the asset. The Company expects to debut the renovated hotel in the fourth quarter of 2024 and to achieve an 8% to 9% net operating income yield on the total investment in the asset upon stabilization.

Marriott Long Beach Downtown Conversion: In the fourth quarter 2023, the Company began the conversion of the Renaissance Long Beach to the Marriott Long Beach Downtown. The renovation and conversion is expected to be substantially completed during the first quarter 2024, and the hotel should realize the benefits of the investment for the remainder of 2024.

Stock Repurchase Program. During 2023, the Company repurchased 5,971,192 shares of its common stock at an average purchase price of $9.43 per share for a total repurchase amount before expenses of $56.3 million. The average purchase price per share represents a substantial discount to consensus estimates of net asset value and implies a highly attractive valuation multiple on the Company’s stabilized cash flow. The Company currently has $454.7 million remaining under its existing stock repurchase program authorization.

Balance Sheet and Liquidity Update

As of December 31, 2023, the Company had $493.7 million of cash and cash equivalents, including restricted cash of $67.3 million, total assets of $3.1 billion, including $2.6 billion of net investments in hotel properties, total debt of $819.1 million and stockholders’ equity of $2.2 billion.

Operations Update

January 2024 and 2023 results included the following ($ in millions, except RevPAR and ADR):

	January
All Hotels	2024 (1)	2023	Change
Room Revenue	$39.7	$41.7	(4.9)%

RevPAR	$191.47	$201.54	(5.0)%
Occupancy	59.5%	63.2%	(370)	bps
Average Daily Rate	$321.79	$318.89	0.9%

	January
All Hotels Not Under Renovation (2)	2024 (1)	2023	Change
Room Revenue	$37.7	$37.2	1.2%

RevPAR	$203.33	$201.00	1.2%
Occupancy	62.1%	61.8%	30	bps
Average Daily Rate	$327.42	$325.25	0.7%

(1)	January 2024 results are preliminary and may be adjusted during the Company’s month-end close process.
(2)	Excludes The Confidante Miami Beach and the Renaissance Long Beach, which are currently under renovation.

Capital Investments Update

The Company invested $36.2 million and $110.1 million into its portfolio during the fourth quarter and year ended December 31, 2023, respectively. The majority of the 2023 investment consisted of the conversion of the Renaissance Washington DC to The Westin Washington, DC Downtown, as well as preliminary work on the conversions of The Confidante Miami Beach to Andaz Miami Beach and Renaissance Long Beach to Marriott Long Beach Downtown. The Company’s total capital investment in 2023 was approximately $30 million lower than the midpoint of its estimated range at the start of the year as certain capital expenditures primarily related to the conversion of Andaz Miami Beach will now be incurred in 2024. The Company currently expects to invest approximately $135 million to $155 million into its portfolio in 2024, with the majority of the investment relating to the conversions of Andaz Miami Beach and the Marriott Long Beach Downtown and a soft goods renovation at Wailea Beach Resort. The Company anticipates that it will incur approximately $11 million to $13 million of EBITDAre displacement in 2024 in connection with its planned capital investments, which is approximately $1 million lower than the EBITDAre displacement incurred in 2023.

2024 Outlook

For the full year 2024, the Company expects:

Metric ($ in millions, except per share data)	Year Ended December 31, 2024 Guidance (1)
Net Income	$46 to $71
Total Portfolio RevPAR Growth (2)	+ 2.5% to + 5.5%
Total Portfolio RevPAR Growth, excluding The Confidante Miami Beach (2)	+ 5.0% to + 8.0%
Adjusted EBITDAre	$230 to $255
Adjusted FFO Attributable to Common Stockholders	$159 to $184
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.78 to $0.90
Diluted Weighted Average Shares Outstanding	204,500,000

(1)	Detailed reconciliations of Net Income to non-GAAP financial measures are provided later in this release.
(2)	RevPAR Growth reflects comparison to full year 2023.

Full year 2024 guidance is based in part on the following full year assumptions:

●	Full year total Adjusted EBITDAre displacement of approximately $11 million to $13 million in connection with planned capital investments, slightly less than in 2023.
●	Full year corporate overhead expense (excluding deferred stock amortization) of approximately $21 million to $22 million.
●	Full year interest expense of approximately $52 million to $55 million, including approximately $3 million in amortization of deferred financing costs.
●	Full year preferred stock dividends of approximately $15 million to $16 million, which includes the Series G, H and I cumulative redeemable preferred stock.
●	The Confidante Miami Beach is expected to suspend operations late in the first quarter of 2024 to allow for extensive renovation work to be performed. The resort is expected to reopen as Andaz Miami Beach in the fourth quarter of 2024 and the Company currently anticipates that the resort will generate an EBITDAre loss of approximately $3 million to $5 million, excluding pre-opening and certain capitalized costs, in 2024 as the comprehensive transformation is completed.

Recent Developments

Corporate Responsibility Report. In January 2024, the Company published its 2023 Corporate Responsibility Report. The report includes details on Sunstone’s environmental sustainability, social responsibility and governance (“ESG”) progress during 2022, as well as certain additional initiatives commenced in 2023. A copy of the report can be found on the Corporate Responsibility page of the Company’s website at www.sunstonehotels.com.

Dividend Update

On February 22, 2024, the Company’s Board of Directors declared a cash dividend of $0.07 per share of its common stock. The Company’s Board of Directors also declared cash dividends of $0.382813 per share payable to its Series H cumulative redeemable preferred stockholders and $0.356250 per share payable to its Series I cumulative redeemable preferred stockholders. The dividends will be paid on April 15, 2024 to stockholders of record as of March 28, 2024.

The Company currently expects to continue to pay a quarterly cash common dividend throughout 2024. Consistent with the Company’s past practice, and to the extent that the expected regular quarterly dividends for 2024 do not satisfy its annual distribution requirements, the Company may pay an additional dividend amount in January 2025. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year financial results on February 23, 2024, at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-888-330-3573 and reference conference ID 4831656 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release owns 14 hotels comprised of 6,675 rooms, the majority of which are operated under nationally recognized brands. Sunstone's strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of well-located hotel and resort real estate. For further information, please visit Sunstone’s website at www.sunstonehotels.com. The Company’s website is provided as a reference only and any information on the website is not incorporated by reference in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: we own upper upscale and luxury hotels located in urban and resort destinations in an industry that is highly competitive; events beyond our control, including economic slowdowns or recessions, pandemics, natural disasters, civil unrest and terrorism; inflation increasing costs such as wages, employee-related benefits, food costs, commodity costs, including those used to renovate or reposition our hotels, property taxes, property and liability insurance, utilities and borrowing costs; system security risks, data protection breaches, cyber-attacks and systems integration issues, including those impacting the Company’s suppliers, hotel managers or franchisors; a significant portion of our hotels are geographically concentrated so we may be harmed by economic downturns or natural disasters in these areas of the country; we face possible risks associated with the physical and transitional effects of climate change; uninsured or underinsured losses could harm our financial condition; the operating results of some of our hotels are significantly reliant upon group and transient business generated by large corporate customers, and the loss of such customers for any reason could harm our operating results; the increased use of virtual meetings and other similar technologies could lessen the need for business-related travel, and, therefore, demand for rooms in our hotels may be adversely affected; our hotels require ongoing capital investment and we may incur significant capital expenditures in connection with acquisitions, repositionings and other improvements, some of which are mandated by applicable laws or regulations or agreements with third parties, and the costs of such renovations, repositionings or improvements may exceed our expectations or cause other problems; delays in the acquisition, renovation or repositioning of hotel properties may have adverse effects on our results of operations and returns to our stockholders; accounting for the acquisition of a hotel property or other entity involves assumptions and estimations to determine fair value that could differ materially from the actual results achieved in future periods; volatility in the debt and equity markets may adversely affect our ability to acquire, renovate, refinance or sell our hotels; we may pursue joint venture investments that could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturer; we may be subject to unknown or contingent liabilities related to recently sold or acquired hotels, as well as hotels we may sell or acquire in the future; we may seek to acquire a portfolio of hotels or a company, which could present more risks to our business and financial results than the acquisition of a single hotel; the sale of a hotel or portfolio of hotels is typically subject to contingencies, risks and uncertainties, any of which may cause us to be unsuccessful in completing the disposition; the illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our hotels; we may issue or invest in hotel loans, including subordinated or mezzanine loans, which could involve greater risks of loss than senior loans secured by income-producing real properties; if we make or invest in mortgage loans with the intent of gaining ownership of the hotel secured by or pledged to the loan, our ability to perfect an ownership interest in the hotel is subject to the sponsor’s willingness to forfeit the property in lieu of the debt; one of our hotels is subject to a ground lease with an unaffiliated party, the termination of which by the lessor for any reason, including due to our default on the lease, could cause us to lose the ability to operate the hotel altogether and may adversely affect our results of operations; because we are a REIT, we depend on third-parties to operate our hotels; we are subject to risks associated with our operators’ employment of hotel personnel; most of our hotels operate under a brand owned by Marriott, Hilton, Hyatt, Four Seasons or Montage. Should any of these brands experience a negative event, or receive negative publicity, our operating results may be harmed; our franchisors and brand managers may adopt new policies or change existing policies which could result in increased costs that could negatively impact our hotels; future adverse litigation judgments or settlements resulting from legal proceedings could have an adverse effect on our financial condition; claims by persons regarding our properties could affect the attractiveness of our hotels or cause us to incur additional expenses; the hotel business is seasonal and seasonal variations in business volume at our hotels will cause quarterly fluctuations in our revenue and operating results; changes in the debt and equity markets may adversely affect the value of our hotels; certain of our hotels have in the past become impaired and additional hotels may become impaired in the future; laws and governmental regulations may restrict the ways in which we use our hotel properties and increase the cost of compliance with such regulations. Noncompliance with such regulations could subject us to penalties, loss of value of our properties or civil damages; corporate responsibility, specifically related to ESG factors and commitments, may impose additional costs and expose us to new risks that could adversely affect our results of operations, financial condition and cash flows; our franchisors and brand managers may require us to make capital expenditures pursuant to property improvement plans or to comply with brand standards; termination of any of our franchise, management or operating lease agreements could cause us to lose business or lead to a default or acceleration of our obligations under certain of our debt instruments; the growth of alternative reservation channels could adversely affect our business and profitability; the failure of tenants in our hotels to make rent payments or otherwise comply with the material terms of our retail and restaurant leases may adversely affect our results of operations; we rely on our corporate and hotel senior management teams, the loss of whom may cause us to incur costs and harm our business; we could be harmed by inadvertent errors, misconduct or fraud that is difficult to detect; if we fail to maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or identify and prevent fraud; we have outstanding debt which may restrict our financial flexibility; certain of our debt is subject to variable interest rates, which creates uncertainty in the amount of interest expense we will incur in the future and may negatively impact our operating results; our stock repurchase program may not enhance long-term stockholder value, and could cause volatility in the price of our common and preferred stock and could diminish our cash reserves; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. Nareit defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to Nareit’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

●	Amortization of deferred stock compensation: we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels.

●	Amortization of contract intangibles: we exclude the noncash amortization of any favorable or unfavorable contract intangibles recorded in conjunction with our hotel acquisitions. We exclude the noncash amortization of contract intangibles because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; the write-off of development costs associated with abandoned projects; property-level restructuring, severance, pre-opening and management transition costs; debt resolution costs; lease terminations; property insurance restoration proceeds or uninsured losses; and other nonrecurring identified adjustments.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net income allocated to the Hilton San Diego Bayfront partnership prior to our acquisition of the noncontrolling partner’s interest in June 2022, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components. We also exclude the amortization of our right-of-use assets and related lease obligations as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expense recorded on the building lease at the Hyatt Centric Chicago Magnificent Mile (prior to the hotel’s sale in February 2022). We determined that the building lease was a finance lease, and, therefore, we included a portion of the lease payment each month in interest expense. We adjust EBITDAre for the finance lease in order to more accurately reflect the actual rent due to the hotel’s lessor in the respective period, as well as the operating performance of the hotel. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives and finance lease obligation as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership components prior to our acquisition of the noncontrolling partner’s interest in June 2022. We also exclude the real estate amortization of our right-of-use assets and related lease obligations, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude preferred stock redemption charges, changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Comparable operating statistics in this release include both prior ownership results and the Company’s ownership results for The Confidante Miami Beach, acquired by the Company in June 2022. We obtained prior ownership information from the previous owner of The Confidante Miami Beach during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition. We believe providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2023	2022

Assets
Investment in hotel properties, net	$2,585,279	$2,840,928
Operating lease right-of-use assets, net	12,755	15,025
Cash and cash equivalents	426,403	101,223
Restricted cash	67,295	55,983
Accounts receivable, net	31,206	42,092
Prepaid expenses and other assets, net	26,383	27,566
Total assets	$3,149,321	$3,082,817

Liabilities
Debt, net of unamortized deferred financing costs	$814,559	$812,681
Operating lease obligations	16,735	19,012
Accounts payable and accrued expenses	48,410	73,735
Dividends and distributions payable	29,965	13,995
Other liabilities	73,014	78,433
Total liabilities	982,683	997,856

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series G Cumulative Redeemable Preferred Stock, 2,650,000 shares issued and outstanding at both December 31, 2023 and December 31, 2022, stated at liquidation preference of $25.00 per share	66,250	66,250
6.125% Series H Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at both December 31, 2023 and December 31, 2022, stated at liquidation preference of $25.00 per share	115,000	115,000
5.70% Series I Cumulative Redeemable Preferred Stock, 4,000,000 shares issued and outstanding at both December 31, 2023 and December 31, 2022, stated at liquidation preference of $25.00 per share	100,000	100,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 203,479,585 shares issued and outstanding at December 31, 2023 and 209,320,447 shares issued and outstanding at December 31, 2022	2,035	2,093
Additional paid in capital	2,416,417	2,465,595
Distributions in excess of retained earnings	(533,064)	(663,977)
Total stockholders' equity	2,166,638	2,084,961

Total liabilities and stockholders' equity	$3,149,321	$3,082,817

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(unaudited)
Revenues
Room	$134,973	$147,277	$619,277	$576,170
Food and beverage	63,880	65,847	277,514	240,564
Other operating	20,372	31,020	89,689	95,319
Total revenues	219,225	244,144	986,480	912,053
Operating expenses
Room	35,246	38,691	158,002	145,285
Food and beverage	45,511	48,187	193,820	174,146
Other operating	5,690	5,380	23,721	23,345
Advertising and promotion	12,272	12,559	51,958	46,979
Repairs and maintenance	9,196	9,432	38,308	36,801
Utilities	5,978	6,705	27,622	26,357
Franchise costs	4,120	4,410	16,876	15,839
Property tax, ground lease and insurance	18,476	15,819	78,796	68,979
Other property-level expenses	27,593	30,003	120,247	113,336
Corporate overhead	7,421	7,936	31,412	35,246
Depreciation and amortization	29,135	32,393	127,062	126,396
Impairment losses	—	3,466	—	3,466
Total operating expenses	200,638	214,981	867,824	816,175
Interest and other income	4,137	476	10,535	5,242
Interest expense	(16,768)	(11,717)	(51,679)	(32,005)
Gain on sale of assets	123,820	—	123,820	22,946
Gain (loss) on extinguishment of debt, net	8	26	9,938	(936)
Income before income taxes	129,784	17,948	211,270	91,125
Income tax provision, net	(2,799)	(485)	(4,562)	(359)
Net income	126,985	17,463	206,708	90,766
Income from consolidated joint venture attributable to noncontrolling interest	—	—	—	(3,477)
Preferred stock dividends	(3,226)	(3,350)	(13,988)	(14,247)
Income attributable to common stockholders	$123,759	$14,113	$192,720	$73,042

Basic and diluted per share amounts:
Basic and diluted income attributable to common stockholders per common share	$0.60	$0.07	$0.93	$0.34

Basic weighted average common shares outstanding	203,612	209,097	205,590	212,613
Diluted weighted average common shares outstanding	203,833	209,109	205,865	212,653

Distributions declared per common share	$0.13	$0.05	$0.30	$0.10

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income	$126,985	$17,463	$206,708	$90,766
Operations held for investment:
Depreciation and amortization	29,135	32,393	127,062	126,396
Interest expense	16,768	11,717	51,679	32,005
Income tax provision, net	2,799	485	4,562	359
Gain on sale of assets	(123,820)	—	(123,820)	(22,946)
Impairment losses - depreciable assets	—	1,379	—	1,379
EBITDAre	51,867	63,437	266,191	227,959

Operations held for investment:
Amortization of deferred stock compensation	2,512	2,230	10,775	10,891
Amortization of right-of-use assets and obligations	(20)	(359)	(102)	(1,409)
Amortization of contract intangibles, net	—	(18)	(55)	(61)
Finance lease obligation interest - cash ground rent	—	—	—	(117)
(Gain) loss on extinguishment of debt, net	(8)	(26)	(9,938)	936
Hurricane-related insurance restoration proceeds net of losses	—	—	(3,722)	(2,755)
Property-level severance	297	729	297	729
Costs associated with financing no longer pursued	—	697	—	697
Impairment loss - right-of-use asset	—	2,087	—	2,087
Noncontrolling interest	—	—	—	(5,175)
Adjustments to EBITDAre, net	2,781	5,340	(2,745)	5,823

Adjusted EBITDAre, excluding noncontrolling interest	$54,648	$68,777	$263,446	$233,782

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

Reconciliation of Net Income to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income	$126,985	$17,463	$206,708	$90,766
Preferred stock dividends	(3,226)	(3,350)	(13,988)	(14,247)
Operations held for investment:
Real estate depreciation and amortization	28,979	32,023	126,435	124,819
Gain on sale of assets	(123,820)	—	(123,820)	(22,946)
Noncontrolling interest	—	—	—	(4,933)
FFO attributable to common stockholders	28,918	46,136	195,335	173,459

Operations held for investment:
Amortization of deferred stock compensation	2,512	2,230	10,775	10,891
Real estate amortization of right-of-use assets and obligations	(134)	(287)	(505)	(1,155)
Amortization of contract intangibles, net	105	78	357	422
Noncash interest on derivatives, net	3,600	710	252	(2,194)
(Gain) loss on extinguishment of debt, net	(8)	(26)	(9,938)	936
Hurricane-related insurance restoration proceeds net of losses	—	—	(3,722)	(2,755)
Property-level severance	297	729	297	729
Income tax related to hotel disposition	3,662	—	3,662	—
Costs associated with financing no longer pursued	—	697	—	697
Impairment losses - right-of-use and depreciable assets	—	3,466	—	3,466
Noncontrolling interest	—	—	—	132
Adjustments to FFO attributable to common stockholders, net	10,034	7,597	1,178	11,169

Adjusted FFO attributable to common stockholders	$38,952	$53,733	$196,513	$184,628

FFO attributable to common stockholders per diluted share	$0.14	$0.22	$0.95	$0.81

Adjusted FFO attributable to common stockholders per diluted share	$0.19	$0.26	$0.95	$0.87

Basic weighted average shares outstanding	203,612	209,097	205,590	212,613
Shares associated with unvested restricted stock awards	613	449	508	358
Diluted weighted average shares outstanding	204,225	209,546	206,098	212,971

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2024

(Unaudited and in thousands, except for per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre

	Year Ended
	December 31, 2024
	Low	High

Net income	$45,500	$70,500
Depreciation and amortization	115,000	115,000
Interest expense	53,500	53,500
Income tax provision	1,000	1,000
Amortization of deferred stock compensation	11,000	11,000
Pre-opening costs	4,000	4,000
Adjusted EBITDAre	$230,000	$255,000

Reconciliation of Net Income to Adjusted FFO Attributable to Common Stockholders

	Year Ended
	December 31, 2024
	Low	High

Net income	$45,500	$70,500
Preferred stock dividends	(15,500)	(15,500)
Real estate depreciation and amortization	114,000	114,000
Amortization of deferred stock compensation	11,000	11,000
Pre-opening costs	4,000	4,000
Adjusted FFO attributable to common stockholders	$159,000	$184,000

Adjusted FFO attributable to common stockholders per diluted share	$0.78	$0.90

Diluted weighted average shares outstanding	204,500	204,500

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Comparable Hotel Adjusted EBITDAre Margin (1)	24.0%	26.1%	27.5%	28.7%
Comparable Hotel Adjusted EBITDAre Margin, Excluding The Confidante Miami Beach (1)	24.6%	26.2%	27.9%	28.7%

Total revenues	$219,225	$244,144	$986,480	$912,053
Non-hotel revenues (2)	—	(18)	(55)	(75)
Business interruption insurance proceeds (3)	—	(9,987)	—	(9,987)
Total Actual Hotel Revenues	219,225	234,139	986,425	901,991
Prior ownership hotel revenues (4)	—	—	—	22,637
Sold hotel revenues (5)	(11,131)	(26,797)	(96,713)	(97,915)
Comparable Hotel Revenues	208,094	207,342	889,712	826,713
The Confidante Miami Beach revenues (6)	(4,745)	(10,030)	(32,730)	(43,070)
Comparable Hotel Revenues, Excluding The Confidante Miami Beach	$203,349	$197,312	$856,982	$783,643

Net income	$126,985	$17,463	$206,708	$90,766
Non-hotel revenues (2)	—	(18)	(55)	(75)
Business interruption insurance proceeds related to owned hotels (7)	—	(6,157)	—	(6,157)
Non-hotel operating expenses, net (8)	(274)	(6,466)	(1,169)	(7,551)
Taxes assessed on commercial rents (9)	109	61	553	176
Property-level legal fees (10)	—	208	—	208
Property-level severance (11)	297	974	297	974
Property-level hurricane-related restoration expenses (12)	—	306	—	1,920
Corporate overhead	7,421	7,936	31,412	35,246
Depreciation and amortization	29,135	32,393	127,062	126,396
Impairment losses	—	3,466	—	3,466
Interest and other income	(4,137)	(476)	(10,535)	(5,242)
Interest expense	16,768	11,717	51,679	32,005
Gain on sale of assets	(123,820)	—	(123,820)	(22,946)
(Gain) loss on extinguishment of debt, net	(8)	(26)	(9,938)	936
Income tax provision, net	2,799	485	4,562	359
Actual Hotel Adjusted EBITDAre	55,275	61,866	276,756	250,481
Prior ownership hotel Adjusted EBITDAre (4)	—	—	—	8,630
Sold hotel Adjusted EBITDAre (5)	(5,420)	(7,782)	(32,024)	(22,005)
Comparable Hotel Adjusted EBITDAre	49,855	54,084	244,732	237,106
The Confidante Miami Beach Adjusted EBITDAre (6)	220	(2,474)	(5,881)	(12,421)
Comparable Hotel Adjusted EBITDAre, Excluding The Confidante Miami Beach	$50,075	$51,610	$238,851	$224,685

*Footnotes on following page

(1)	Comparable Hotel Adjusted EBITDAre Margin is calculated as Comparable Hotel Adjusted EBITDAre divided by Comparable Hotel Revenues. Comparable Hotel Adjusted EBITDAre Margin, Excluding The Confidante Miami Beach is calculated as Comparable Hotel Adjusted EBITDAre, Excluding The Confidante Miami Beach divided by Comparable Hotel Revenues, Excluding The Confidante Miami Beach.
(2)	Non-hotel revenues include the amortization of any favorable or unfavorable contract intangibles recorded in conjunction with the Company's hotel acquisitions.
(3)	Business interruption insurance proceeds include $10.0 million in proceeds recognized in the fourth quarter and full year of 2022 related to COVID-19 disruption at 11 hotels currently owned by the Company and nine sold hotels.
(4)	Prior ownership hotel revenues and Adjusted EBITDAre include results for The Confidante Miami Beach prior to the Company’s acquisition of the hotel in June 2022. The Company obtained prior ownership information from the hotel’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition. The Company determined the amount to include as pro forma depreciation expense based on the hotel’s actual depreciation expense recognized by the Company.
(5)	Sold hotel revenues and Adjusted EBITDAre for all periods presented include results for the Boston Park Plaza, sold in October 2023. Sold hotel revenues and Adjusted EBITDAre for the full year of 2022 also include results for the Embassy Suites Chicago and the Hilton Garden Inn Chicago Downtown/Magnificent Mile, sold in March 2022, and the Hyatt Centric Chicago Magnificent Mile, sold in February 2022.
(6)	The Confidante Miami Beach is undergoing a comprehensive renovation and conversion to Andaz Miami Beach and results are not comparable to prior periods.
(7)	Business interruption insurance proceeds related to owned hotels include $6.2 million in proceeds recognized in the fourth quarter and full year of 2022 related to COVID-19 disruption at 11 hotels currently owned by the Company.
(8)	Non-hotel operating expenses, net for all periods presented include the amortization of hotel real estate-related right-of-use assets and obligations. Non-hotel operating expenses, net for both the full years of 2023 and 2022 include prior year property tax credits related to sold hotels. Non-hotel operating expenses, net for both the fourth quarter and full year of 2022 include $3.8 million in business interruption insurance proceeds related to COVID-19 at nine sold hotels. Non-hotel operating expenses, net for the full year of 2022 also include the amortization of a favorable management agreement contract intangible prior to the hotel's sale in March 2022, and finance lease obligation interest - cash ground rent prior to the hotel's sale in February 2022.
(9)	Taxes assessed on commercial rents include $0.1 million for both the fourth quarters of 2023 and 2022, and $0.6 million and $0.2 million for the full years of 2023 and 2022, respectively, at the Hyatt Regency San Francisco.
(10)	Property-level legal fees for both the fourth quarter and full year of 2022 include $0.2 million in fees related to business interruption insurance proceeds at 11 hotels currently owned by the Company.
(11)	Property-level severance for the fourth quarter and full year of 2023 includes $0.3 million at The Confidante Miami Beach. Property-level severance for the fourth quarter and full year of 2022 includes a total of $1.0 million, comprising $0.7 million at the Hyatt Regency San Francisco and $0.2 million at the Four Seasons Resort Napa Valley.
(12)	Property-level hurricane-related restoration expenses for the fourth quarter and full year of 2022 include a total of $0.3 million incurred at the Oceans Edge Resort & Marina and the Renaissance Orlando at SeaWorld®. Property-level hurricane-related restoration expenses for the full year of 2022 also include a total of $1.6 million incurred at the Hilton New Orleans St. Charles and the JW Marriott New Orleans.